Exhibit 10.5

SEPARATION AGREEMENT

     This Separation Agreement is made this 2nd day of January, 2002 by and between A. William Cannan, 54 Ferry Lane, Saco, Maine 04072 ("Employee") and Northeast Bancorp, 232 Center Street, Auburn, Maine 04210 ("the Company").

     Employment. The parties have agreed that the Employee resigned his employment at the Company effective December 21, 2001. The Employee hereby agrees to resign forthwith from the Employee's positions on the Boards of the Company and any affiliates. The Employee shall complete any forms or documents required to effectuate said resignations.

     Compensation. In addition to any compensation or benefits to which the Employee is otherwise entitled, under this Agreement the Employee shall receive the following:

(1) the Company shall pay to Employee as a Severance Benefit continued base salary for three months through March 21, 2002. Payment of this Severance Benefit will begin on the date that the revocation period ends after Employee executes this Separation Agreement.

(2) the Company shall continue to contribute to the Employee's health insurance coverages on the same terms and conditions as prior to the Employee's termination, through March, 2002.

(3) the Company shall provide the Employee with a letter of reference mutually acceptable to both parties.

(4) the Company shall transfer to the Employee title to the Company vehicle currently in the Employee's possession; the parties shall complete any forms or documents required to effectuate said transfer.

     Acknowledgments. The Employee hereby acknowledges that before the Employee signed this Separation Agreement, the Employee was advised in writing (1) to consult with an attorney prior to executing this Separation Agreement, and (2) that the Employee had a period of 21 days within which to consider this Separation Agreement. Employee further acknowledges that the Employee signs this Separation Agreement freely, knowingly, and voluntarily, and that the Employee has not been threatened or coerced into signing this Separation Agreement. Employee further acknowledges that to the extent the Employee signs this Separation Agreement less than 21 days after it was furnished to the Employee, the Employee does so for the Employee's own personal reasons and with an understanding that the Employee could have taken the full 21 days to consider this Separation Agreement.

     Waiver and Release. The Employee hereby agrees that the Employee was not already entitled to receive the considerations set forth in Compensation items 1, 2, 3 and 4 above, and in exchange for said items of new consideration the Employee, for the Employee and the Employee's heirs and assigns, hereby WAIVES, RELEASES and FOREVER DISCHARGES any and all claims the Employee may have against the Company, Northeast Bank, Northeast Financial Services, and their owners, directors, officers, employees, agents, successors, affiliates, and assigns, arising out of the Employee's employment, or the termination of said employment, with the Company, including, but not limited to, the waiver and release of (a) any claim for unpaid compensation or bonus, (b) any claim for age discrimination or right arising under the Federal Age Discrimination in Employment Act of 1967, (c) any claim for employment discrimination under the Maine Human Rights Act, (d) any claim for age, sex, disability, racial or other employment discrimination arising under any other State or Federal law, (e) any tort claim, and (f) any claim for wrongful discharge or breach of contract. Employee does not hereby release any right or claim that may arise after the date the Employee executes this Separation Agreement. Employee does not hereby release any rights or benefits Employee has accrued under any retirement or benefit plan.

     Covenant Not To Sue. The Employee agrees that the Employee will not commence any legal action or lawsuit in a court, or otherwise assert any legal claim in a court, in violation of the Waiver and Release stated above or on any claim released above. The Employee agrees that if the Employee violates this Covenant Not To Sue or this Agreement, (1) the Employee will forfeit any severance pay or other compensation not already paid to Employee, and (2) the Employee shall be liable for and will pay all costs and expenses, including reasonable attorney's fees, that the Company or any other person may incur in defending against, or otherwise responding to, the Employee's legal claim or action. Nothing in this paragraph shall limit or prevent the Employee from suing to enforce this Agreement, and the Employee shall not be liable for the Employer's expenses or fees in connection with any such suit.

     Confidentiality. Employee hereby agrees that the Employee shall keep confidential and not use, sell, or disclose to any person or entity, the following confidential, non-public information of the Company: Company and affiliate financial data and information, personnel information, new product plans, customer lists, customer information, marketing and governmental contacts, marketing plans, vendor and supplier contracts, advertising plans, government relations information, regulatory information, joint ventures, joint venture agreements, and joint venture plans, acquisitions, acquisition agreements, and acquisition plans, mergers, merger agreements, and merger plans, development projects and information, and sales and expense information.

     Other Employees. The Employee shall not directly or indirectly persuade, induce or otherwise encourage any other employee of the Company to leave the employ of the Company for any reason, including but not limited to, in order to join, work for, or form any other firm, corporation, partnership, sole proprietorship, association, joint venture, or business entity of any kind engaged in, or to be engaged in the future in, any business which is similar to or competitive with the business now or at any time hereafter engaged in by the Company.

     Competition. The Employee may work for or consult with a competitor of the Company or any other business, provided that in doing so the Employee shall maintain the confidentiality of the Company's confidential information and comply with the Confidentiality and Other Employees provisions stated above.

     No Disparagement. The parties shall not publicly disparage or criticize each other or any decision made or action taken by either party during the Employee's employment or in connection with the termination of said employment.

     No Liability. Each party hereby agrees that by entering into this Separation Agreement the other party does not admit to any wrongdoing, breach of obligation, or liability to the party. Each party hereby expressly denies any liability to the other.

     Enforcement. This Separation Agreement shall be governed by the laws of the State of Maine. For any violation by the Employee of the Confidentiality clause or the Other Employees clause (1) the Employee will forfeit any severance pay or other compensation not already paid to Employee, and (2) the Employee will be liable to the Company for damages, reasonable attorney's fees and costs, and equitable relief.

     Complete Agreement. This Agreement is the complete agreement between the parties. There are no "side agreements" or other agreements or "understandings" between the parties. Employee hereby acknowledges that the Employee has not relied on any representations, promises, "side agreements," course of dealing, or other agreements of any kind in connection with the decision to enter into this Agreement. Except as provided in this Agreement, any representation, promise, or other agreement which has been made by the Company or its officers or agents to Employee is void and unenforceable.

     Revocation. For a period of seven days following the execution by the Employee of this Separation Agreement, Employee may revoke this Agreement. This Separation Agreement shall not become effective or enforceable, and the payments and actions stated above shall not become payable or made, until the revocation period has expired. If this Separation Agreement is not timely revoked, it shall become effective and enforceable on the eighth day after Employee executes it.

     WARNING! READ BEFORE SIGNING. THIS IS A LEGALLY BINDING DOCUMENT WHICH MAY NOT BE REVOKED AFTER THE EXPIRATION OF THE REVOCATION PERIOD.
NORTHEAST BANCORP	A. WILLIAM CANNAN
By: /s/ James D. Delamater	By: /s/ A. William Cannan
Dated: January 2, 2002	Dated: January 2, 2002